As filed with the Securities and Exchange Commission on September 11, 2026
Registration No. 333-257482
Registration No. 333-294123

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257482
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-294123

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AtaiBeckley Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-3357923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Eli Lilly and Company Global Headquarters Lilly Corporate Center Indianapolis, Indiana 46285 (Address of Principal Executive Offices)	46285 (Zip Code)

AtaiBeckley Inc. 2021 Incentive Award Plan
2020 Employee, Director and Consultant Equity Incentive Plan
(Full title of the Plans)

Jonathan R. Haug
President
AtaiBeckley Inc.
Eli Lilly and Company Global Headquarters
Lilly Corporate Center
Indianapolis, Indiana 46285
(Name and address of agent for service)

(317) 276-2000
(Telephone number, including area code, of agent for service)

Copy to:

Emily Oldshue
Nicholas Roper
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by AtaiBeckley Inc. (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), that remain unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) previously filed with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-257482, filed with the SEC by a predecessor issuer to the Registrant on June 28, 2021, as amended by Post-Effective Amendment No.1 thereto filed on December 31, 2025, pertaining to the registration of (i) 61,927,910 Shares that are or may become issuable under the Registrant’s 2021 Incentive Award Plan and (ii) 18,525,696 Shares that are issuable under the Registrant’s 2020 Employee, Director and Consultant Equity Incentive Plan.

•
Registration Statement No. 333-294123, filed with the SEC on March 6, 2026, pertaining to the registration of (i) an additional 27,971,012 Shares that have been automatically added to the number of Shares authorized for issuance under the Registrant’s 2021 Incentive Award Plan and (ii) an additional 701,945 Shares that became or may become issuable under the Registrant’s 2021 Incentive Award Plan.

On September 11, 2026, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2026, by and among the Registrant, Eli Lilly and Company, an Indiana corporation (“Parent”), and Albali Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 16, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 11, 2026.

ATAIBECKLEY INC.

By:	/s/ Jonathan R. Haug
Name: Jonathan R. Haug
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.